EXHIBIT 10.1

                              FOR IMMEDIATE RELEASE

           IVAX AND HAFSLUND NYCOMED ANNOUNCE MERGER OF EQUALS FORMING
                NEW MULTI-NATIONAL, HEALTH CARE PRODUCTS COMPANY

                                     SUMMARY

IVAX (Miami, Florida), the world's largest generic drug company, and Hafslund Nycomed (Oslo, Norway), the world's largest diagnostic imaging contrast agent company, today announced the proposed merger of their complementary health care businesses. This new company, IVAX NYCOMED CORPORATION, will have an estimated combined market capitalization of $6.5 billion and will employ over 13,000 people worldwide.

                                   THE MERGER

bullet IVAX NYCOMED unites world leaders in generic pharmaceuticals and diagnostic imaging contrast media, creating a powerful force in the research, development, manufacturing and marketing of innovative and affordable health care products.

bullet IVAX NYCOMED will direct, on a coordinated, global scale, a generic drug program that is the largest in the world, and a powerful hospital products program led by a diagnostic imaging contrast media business with a leading position in the $3.3 billion contrast media industry.

bullet   Phillip Frost, Chairman and CEO of IVAX, will become Executive
         Chairman of IVAX NYCOMED. Svein Aaser, President and CEO of Hafslund Nycomed, will become President and CEO. IVAX and Hafslund Nycomed directors will have equal representation on the new Board of Directors.

bullet The management expects that the combination of IVAX and Hafslund Nycomed will result in a company with combined 1995 revenues in excess of $2.5 billion, a stronger balance sheet, significantly greater cash flow from operations, and more predictable and more stable earnings.

bullet Shareholders of IVAX and Hafslund Nycomed will receive shares in the merged IVAX NYCOMED on a 1:1 exchange basis. Hafslund Nycomed's energy business will be separated from the combined health care products company. Pending stockholder and regulatory approvals, closing is expected in the first half of 1996.


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                             BENEFITS OF THE MERGER

bullet The resulting company will be by far the largest generic drug company in the world. It will offer a broad generic drug portfolio, a selection of branded drugs, and an array of products featuring specialized drug delivery technologies.

bullet Hafslund Nycomed's leading position in the contrast media segment of the diagnostic imaging business will be augmented by IVAX's intravenous solutions products, giving the new company a broader and more competitive product portfolio.

bullet Manufacturing efficiencies, improved productivity and cost savings through coordinated sourcing of raw materials and packaging components.

bullet Strengthened R&D capacity in both pharmaceuticals and diagnostic imaging. The integration and scale of the combined R&D program, and the greater resources available to it, are expected to improve the company's new drug development success rate and R&D efficiencies.

bullet Substantial synergies, principally from improved marketing and distribution channels, expected to account for an incremental yearly pre-tax contribution of $100 million by the third year of operation.

Phillip Frost, M.D., IVAX' Chairman and CEO, said of the merger, "IVAX and Hafslund Nycomed - both pioneers and world leaders in their respective industries - will be combined into one unified, powerful company with the financial strength, product base, global reach, and the scientific and technical expertise necessary to excel in the rapidly changing and ever competitive health care industry. Together, we will be committed to one goal: providing superior health care products that meet the needs of patients, payors and society worldwide, by maintaining leadership positions in diagnostic imaging products and generic pharmaceuticals and developing and marketing hospital and innovative pharmaceutical products in targeted therapeutic areas. We will meet these needs in two ways: by providing high quality, affordable generic pharmaceuticals which provide patients and payors with a lower cost alternative to existing therapies, and by providing innovative products that either fill important therapeutic or diagnostic voids, or that represent significant advances over existing products."


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Svein Aaser, Hafslund Nycomed's President and CEO, offered his view of the combination: "The merger presents tremendous opportunities to enhance revenues through the registration and sale of IVAX' generic drugs in markets where Hafslund Nycomed is strong, particularly in the Nordic countries. The alliance of Hafslund Nycomed's world-leading contrast media business with IVAX' intravenous solutions business, which will permit both businesses to reap the benefits of our excellent global hospital relationships and complementary product lines, will enhance revenues as well. In addition, we will marry our leading research and development programs to produce the largest and most prolific generic drug and contrast imaging development programs in the world. Although we will enjoy cost savings in the process, we are not so much trimming fat as we are adding lean muscle, and we will emerge as a dynamic new health care products company that is far stronger than its constituent parts -- and far stronger than its competitors."

This merger of equals transaction will be treated as a pooling-of-interests under both U.S. and Norwegian accounting standards. Dr. Phillip Frost and Mr. Terje Mikalsen, the Chairman and largest individual shareholders of IVAX and Hafslund Nycomed, respectively, have agreed to vote their shares in favor of the merger. Merrill Lynch, financial advisor to Hafslund Nycomed, assisted in all aspects of the negotiations, and rendered a fairness opinion to the Board of Directors of Hafslund Nycomed. The Board of Directors of IVAX received an opinion from Dillon Read & Co. Inc. as to the fairness of the merger.

NOTES TO EDITORS

IVAX is a holding company with subsidiaries involved in generic and branded pharmaceuticals, intravenous solutions and related products, medical diagnostics, personal care products, and specialty chemicals.

Hafslund Nycomed is primarily engaged in the R&D, production, distribution and licensing of medical imaging contrast media, a broad range of prescription and OTC therapeutic drugs, and in the generation and transmission of hydroelectric power.


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ENQUIRIES:

IVAX

Michael W. Fipps, Chief Financial                              (1) 305-590 2318
Officer
Joseph Jones, Investor Relations                               (1) 305-590-2423
Armando A. Tabernilla, General                                 (1) 305-590 2401
Counsel

HAFSLUND NYCOMED

Eric Cameron, Corporate                                        (47) 2296-3449
Communications
Alex Gundersen, Investor Relations                             (47) 2296-3483

FINSBURY

Rupert Younger                                                 (44) 171 251-3801
Roland Rudd                                                    (44) 171 251-3801


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                                    FULL TEXT

                            IVAX AND HAFSLUND NYCOMED
                      ANNOUNCE MERGER OF EQUALS FORMING NEW
                   MULTI-NATIONAL HEALTH CARE PRODUCTS COMPANY

         bullet STRATEGIC $6.5 BILLION TRANSACTION UNITES WORLD LEADERS IN GENERIC PHARMACEUTICALS AND DIAGNOSTIC IMAGING CONTRAST MEDIA.

         bullet MERGER CREATES POWERFUL GLOBAL HEALTH CARE PRODUCTS COMPANY WITH STRONG BALANCE SHEET AND CASH FLOW FROM DIVERSIFIED REVENUE SOURCES.

         bullet LEADING GENERICS BUSINESS: MERGER STRENGTHENS WORLD'S LARGEST GENERIC DRUG COMPANY; CREATES WORLD'S MOST COMPREHENSIVE GENERIC DRUG DEVELOPMENT PROGRAM; BROADENS GENERIC DRUG PORTFOLIO; CREATES WORLD'S LARGEST GENERIC DRUG DISTRIBUTION NETWORK.

         bullet STRONG HOSPITAL PRODUCTS BUSINESS: STRONG HOSPITAL PRODUCTS COMPANY LED BY WORLD'S LARGEST IMAGING CONTRAST MEDIA COMPANY AND ESTABLISHED INTRAVENOUS SOLUTIONS BUSINESS; EXTENSIVE HOSPITAL DISTRIBUTION CHANNELS IN PLACE; INNOVATIVE PRODUCTS IN DEVELOPMENT.

         bullet COMPLEMENTARY GEOGRAPHIC STRENGTHS AND COORDINATED GLOBAL MARKETING AND DISTRIBUTION NETWORKS.

         bullet TARGETED R&D PROGRAMS FOR INNOVATIVE DRUGS AND DIAGNOSTIC IMAGING PRODUCTS; ADVANCED PIPELINE IN IMPORTANT THERAPEUTIC AREAS.

         bullet IVAX AND HAFSLUND NYCOMED SHAREHOLDERS EXCHANGE SHARES ON A 1:1 BASIS; HAFSLUND NYCOMED ENERGY BUSINESS NOT INCLUDED IN COMBINED HEALTHCARE COMPANY; CLOSING EXPECTED IN FIRST HALF 1996.

MIAMI, FLORIDA and OSLO, NORWAY - October 18, 1995. IVAX Corporation (AMEX:IVX) and Hafslund Nycomed Corporation (NYSE:HN) today jointly announced


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the execution of a definitive agreement to combine their complementary health care products businesses in a transaction that will unite the world's largest generic drug company and the world's largest diagnostic imaging contrast media company. The $6.5 billion transaction will create a new multi-national leader in the research, development, manufacturing and marketing of high-quality and affordable health care products.

The new company, named IVAX NYCOMED CORPORATION, will direct, on a coordinated, global scale, a generic drug program that, in terms of revenues, is nearly twice the size of its nearest competitor, as well as a powerful hospital products program led by a diagnostic imaging contrast media business that holds a leading position in this $3.3 billion industry. In 1995 the two companies expect combined revenues in excess of $2.5 billion. Together, IVAX and Hafslund Nycomed will be strategically positioned to meet the needs of patients, payors and society in the increasingly competitive global health care products market.

THE UNION OF WORLD LEADERS IN GENERIC DRUGS AND IMAGING AGENTS

IVAX Corporation, headquartered in Miami, Florida, is the world's largest generic drug company and a leader in the intravenous solutions industry. Hafslund Nycomed Corporation, headquartered in Oslo, Norway, is the world's largest diagnostic imaging contrast media company and also has a strong presence in generic and proprietary pharmaceuticals in key European markets. The two companies will combine their respective skills, global distribution channels and resources in order to succeed on an even grander scale in the research, development, manufacture and sale of a broad range of generic and innovative pharmaceuticals, contrast media for X-ray, magnetic resonance imaging ("MRI"), nuclear medicine and ultrasound applications, large volume intravenous solutions and related products, and specialized, proprietary drug delivery technologies. The combined company will possess the advanced science and technology, critical mass and efficiencies of scale necessary to maintain and extend its sizable lead in these industries.

Phillip Frost, M.D., IVAX' Chairman and CEO, said of the merger, "IVAX and Hafslund Nycomed - both pioneers and world leaders in their respective industries - will be combined into one unified, powerful company with the financial strength, product base, global reach, and the scientific and technical expertise necessary to excel in the rapidly changing and ever competitive health care industry. Together, we will be committed to one goal: providing superior health care products that meet the needs of patients, payors and society worldwide, by maintaining leadership positions in diagnostic imaging products and generic pharmaceuticals and developing and marketing hospital and innovative pharmaceutical products in targeted therapeutic areas. We will meet these needs in two ways: by providing high quality, affordable generic pharmaceuticals which provide patients and payors with a lower cost alternative to existing therapies, and by providing innovative products that either fill important therapeutic or diagnostic voids, or that represent significant advances over existing products."


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Svein Aaser, Hafslund Nycomed's President and CEO, offered his view of the combination: "The merger presents tremendous opportunities to enhance revenues through the registration and sale of IVAX' generic drugs in markets where Hafslund Nycomed is strong. The alliance of Hafslund Nycomed's world-leading contrast media business with IVAX' intravenous solutions business, which will permit both businesses to reap the benefits of our excellent global hospital relationships and complementary product lines, will enhance revenues as well. In addition, we will marry our leading research and development programs to produce the largest and most prolific generic drug and contrast imaging development programs in the world. Although we will enjoy cost savings in the process, we are not so much trimming fat as we are adding lean muscle, and we will emerge as a dynamic new health care products company that is far stronger than its constituent parts -- and far stronger than its competitors."

Both CEOs agree that the combination of IVAX and Hafslund Nycomed is a wonderful strategic fit, largely due to the reciprocal growth strategies employed by the companies over the last few years. Both companies have emphasized the global expansion of their businesses, recognizing that the patient populations of our respective homelands make up just a small fraction of the world's patient population. To this end, the combination springboards both companies into the established international markets of the other. To another, equally critical strategic end, both companies have also undertaken prudent strategies to diversify their sources of revenue. IVAX did so through the 1994 acquisition of McGaw, its intravenous products subsidiary, whose business is very compatible with Hafslund Nycomed's contrast media business. Hafslund Nycomed did so by building its pharmaceuticals subsidiary, Nycomed Pharma, whose business complements IVAX' generic business. Each company's emerging business augments the other's established, world-leading business, so that the combined company's revenue stream is derived from diverse sources, featuring both stability and high growth potential.

THE BUSINESS OF THE COMBINED COMPANIES

The scale of IVAX NYCOMED's operations will be substantial, with over 13,000 employees worldwide, over 1,300 of which will be coordinated in one of the largest, most comprehensive R&D programs in the generic drug and contrast media industries.

GENERIC PHARMACEUTICAL BUSINESS. Generic pharmaceutical products are therapeutically identical to their brand name counterparts, but are generally sold at lower, more affordable prices. To maximize generic sales and margins, IVAX NYCOMED's generic drug program will focus on the development of difficult to replicate drugs and drugs for which large patient populations exists. Its generic mission will be to offer not only the broadest line of generic drugs available, but to offer an array of products featuring specialty or niche technologies not generally offered by other broad line suppliers. These technologies include sustained release products, soft gelatin capsules, sterile liquid products in blow-fill-seal containers, creams and ointments, and a variety of metered dose inhalers for respiratory diseases.


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Generic drug sales of this new giant will be by far the largest in the world --
nearly twice the size of its nearest competitor. The combined company will have 1995 generic drug revenues exceeding $1 billion. It will have an extensive manufactured generic drug portfolio featuring several hundred products in a broad range of therapeutic categories; a team of over 100 scientists and staff working exclusively on the development of new generic applications for submission to regulatory bodies around the world; more than 70 active generic projects; and annual generic R&D expenditures exceeding the industry average. Management believes that a generic drug R&D program on such a scale will result in an improved success rate in the generic drug approval process. In the increasingly competitive generic industry, new generic drug approvals are generally considered critical for success, and IVAX' generic drug pipeline has been among the industry's most prolific. In 1995, IVAX has received, to date, more U.S. generic drug approvals than any other company.

IMAGING CONTRAST MEDIA BUSINESS. Hafslund Nycomed is the global leader in the development of safe and effective contrast agents for all major diagnostic imaging technologies: X-ray, MRI and ultrasound. Contrast agents are an essential component of imaging diagnostics. By improving the contrast of the images obtained physicians can better detect and pinpoint abnormalities in body organs and other soft tissues without invasive surgery.

Hafslund Nycomed pioneered the development of X-ray contrast agents, including the non-ionic agents which are safer and better tolerated than the older ionic agents. Hafslund Nycomed's lead X-ray product, Omnipaque(Registered trademark), is a highly stable non-ionic contrast agent with excellent safety and tolerance profiles for a wide range of diagnostic applications. It has annual worldwide sales of over $1 billion, commands a 40% world market share, and is the top-selling hospital product in the United States.

Hafslund Nycomed has also developed a new X-ray diagnostic product called Visipaque(Registered trademark), a non-ionic dimeric contrast medium. While most currently available non-ionic X-ray contrast media have only three X-ray absorbing iodine atoms per particle, Visipaque contains six. In addition, Visipaque is isotonic to human blood, has a biological profile that is well suited for cardiovascular procedures, and is one of the safest X-ray contrast agents available. Visipaque has already been approved for sale in nine countries, including the United Kingdom, Germany, Spain and Norway. In the U.S., Visipaque has received an "approvable letter" from the FDA, and Hafslund Nycomed expects to launch Visipaque in the U.S. by late 1995 or early 1996.

Omniscan(Registered trademark) is a non-ionic gadolinium-based contrast medium developed by Hafslund Nycomed for MRI applications. The non-ionic nature of Omniscan makes it a potentially safer and more effective MRI contrast medium than available ionic agents, particularly for procedures requiring rapid injection of large doses. Hafslund Nycomed developed Omniscan primarily as an MRI contrast medium for the central nervous system but intends to expand its use for general vascular applications, as well. Another MRI contrast


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medium, Abdoscan, was developed for the general detection of diseases in the gastrointestinal region.

The contrast media development strategy of the combined company will be to maintain its world-dominant position in X-ray contrast agents and to be on the leading edge of advancements in contrast technologies for the growing MRI, ultrasound and nuclear technologies. In that regard, Hafslund Nycomed has promising programs for the development of an organ-specific contrast agent for X-ray CAT scans of the liver, an MRI liver agent, nano-particle X-ray agents for the lymph and gastrointestinal systems, a next generation ultrasound perfusion contrast agent, and targeting peptide compounds for nuclear medicine.

Like its generic drug business, IVAX NYCOMED's contrast media business will be the largest in the world. Management believes that its R&D efforts will permit IVAX NYCOMED to maintain Hafslund Nycomed's tradition as a pioneer of advanced contrast media technology.

INTRAVENOUS SOLUTIONS AND RELATED PRODUCTS. Through its McGaw subsidiary, IVAX manufactures and sells a broad line of large and small volume intravenous solutions and related products, including basic and specialty nutrition solutions, blood plasma expanders, and a line of sophisticated intravenous infusion pumps. IVAX is developing a proprietary admixture system called Duplex(Trademark) which holds tremendous potential as a delivery system for a range of injectable drugs and is believed to be superior to competing systems. With the Duplex system, the IV solution and drug to be mixed with it are held in separate compartments of the same IV bag until needed. The seal separating them is then broken prior to administration, resulting in rapid and efficient mixing.

IVAX' IV solutions business is compatible with Hafslund Nycomed's contrast media business. Both companies sell primarily to hospital markets and, in that respect, IVAX' line, including Duplex, when marketed, will benefit substantially from access to Hafslund Nycomed's excellent U.S. hospital relationships, as it will from access to Hafslund Nycomed's international hospital distribution channels. IVAX' intravenous solutions bags, made from its proprietary Excel(Registered trademark) plastic, are expected to be adapted for use with Hafslund Nycomed's contrast imaging media. Because Excel bags do not emit toxic hydrogen chloride gas like competing PVC plastics when incinerated, Hafslund Nycomed's contrast media products, in addition to being technologically superior, will have environmental advantages.

PROPRIETARY DRUG PROGRAM. IVAX NYCOMED's proprietary pharmaceuticals program will focus on the development of innovative drugs which fill important therapeutic voids or which represent significant advances over existing pharmaceutical therapies. Areas receiving particular attention are urology, oncology, CNS, respiratory, pain and hospital products. Some of the most promising products under development are Elmiron(Registered trademark) to treat the debilitating bladder disease known as interstitial cystitis (marketed in Canada; NDA filed in the U.S.); Cervene(Trademark) to control central nervous system damage following ischemic

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stroke (Phase III trials); nalmefene to reverse the effects of narcotic anesthesia and overdoses (licensed to Ohmeda in U.S. and Canada; NDA approved; marketed in the U.S.; to be registered worldwide by IVAX); nalmefene for the treatment of alcoholism (Phase II trials); paclitaxel for the treatment of ovarian, breast and other cancers (Phase III trials); Lornoxicam, a safe, reliable and effective non-steroidal analgesic/anti- rheumatic for the treatment of post-operative pain; and CNS anti cancer, an agent consisting of a target seeking carrier protein and a modified bacterial toxin against brain tumours; and hemoregulatory peptide, a substance that stimulates the relief of growth factors in the bone marrow and accelerates regeneration of cells in the blood and immune systems.

IVAX NYCOMED will have a powerful respiratory drug franchise centered around its expertise with a variety of metered dose inhaler technologies. Worldwide, IVAX has sold tens of millions of conventional metered dose inhalers containing albuterol, beclomethasone, and cromolyn sodium. IVAX has an application pending in the U.S. for a conventional metered dose inhaler version of albuterol. This particular product is already being sold in the U.K., Canada and 25 other countries. In 1995, IVAX received approval to market a variety of asthma medications, including albuterol and beclomethasone, in its innovative, patented breath activated inhaler called Easi-Breathe(Trademark) in the United Kingdom and Ireland, and applications are pending in other countries. Unlike conventional inhalers, which require the patient to coordinate the manual discharge of the medication with the act of inhaling, Easi-Breathe releases the exact dosage automatically upon the patient's inhalation, minimizing the coordination problems experienced by over half of all patients using inhalers. IVAX NYCOMED will also dedicate considerable resources to the completion of IVAX' advanced, promising programs for the development of non-CFC and multi-dose dry powder inhalers.

SUMMARY OF THE TRANSACTION

The steps involved in the combination of IVAX CORPORATION and Hafslund Nycomed, which will occur substantially simultaneously, are as follows: IVAX NYCOMED CORPORATION is a newly organised Florida Corporation. IVAX will become a wholly-owned subsidiary of IVAX NYCOMED and IVAX shareholders will receive common shares of IVAX NYCOMED on a one-for-one basis. Hafslund Nycomed's medical businesses will be transferred to a wholly-owned subsidiary of Hafslund Nycomed called "NYCOMED AS," and Hafslund Nycomed shareholders will receive shares in IVAX NYCOMED on a one-for-one basis through share ownership of a Norwegian holding company called IVAX NYCOMED B. Hafslund Nycomed will retain its energy business and change its name to "Hafslund AS." After completion of the merger:
IVAX NYCOMED will own 100% of the shares of each of IVAX and NYCOMED AS (the company holding Hafslund Nycomed's medical businesses); Hafslund Nycomed's shareholders will own 100% of the shares of IVAX NYCOMED B (which will, in turn, hold shares of IVAX NYCOMED for the benefit of IVAX NYCOMED B's shareholders); Hafslund Nycomed's shareholders will in addition own 100% of the shares of Hafslund AS; and IVAX' shareholders will own shares in IVAX NYCOMED.


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After the merger IVAX NYCOMED CORPORATION would, assuming the merger was completed today, have approximately 218 million shares outstanding. Hafslund Nycomed's shareholders will through NYCOMED B own one common share of IVAX NYCOMED CORPORATION for each share of Hafslund Nycomed, which in the aggregate will be approximately 46% of the common shares of IVAX NYCOMED CORPORATION, and will in addition own all of the shares of Hafslund AS (the company holding Hafslund Nycomed's Norwegian energy business). IVAX' shareholders will own one common share of IVAX NYCOMED CORPORATION for each common share of IVAX, which in the aggregate will be approximately 54% of the common shares of IVAX NYCOMED CORPORATION.

Shares of IVAX NYCOMED are expected to be traded on the American and London Stock Exchanges. Shares of IVAX NYCOMED B are expected to be traded on the Oslo and Copenhagen Stock Exchanges. Hafslund AS shares are expected to be listed on the Oslo Stock Exchange.

The transaction will be accounted for as a pooling-of-interests under both U.S. and Norwegian accounting standards.

The merger between IVAX NYCOMED CORPORATION and IVAX will be a tax-free transaction under US tax rules to all IVAX U.S. shareholders. Hafslund Nycomed's exchange of shares of NYCOMED AS for common shares of IVAX NYCOMED CORPORATION will, subject to grant of tax relief from the Norwegian government, be tax-free. The Norwegian Ministry of Finance has advised Hafslund Nycomed that it will support the grant of such tax relief. The demerger of Hafslund Nycomed will be tax-free. The demerger of Hafslund Nycomed will have tax consequences for certain of Hafslund Nycomed's non-Norwegian shareholders. For Hafslund Nycomed's US shareholders at the time of the closing, the demerger is expected to be treated as the distribution of a dividend. For Hafslund Nycomed's UK shareholders at the time of the closing, the demerger is expected to lead to capital gains taxation. For Hafslund Nycomed's Danish shareholders at the time of the closing, the demerger would under generally applicable Danish tax rules be treated as the distribution of a dividend, but Hafslund Nycomed will file an application seeking capital gains treatment instead of dividend treatment. The Danish tax authorities' response to such application is expected to be available in late November.

The transaction has been approved by the Board of Directors of both companies and is contingent upon approval by both companies' shareholders and by various regulatory and governmental agencies in the U.S. and Norway. Shareholders of IVAX (including Dr. Frost) holding an aggregate of 19% of IVAX' outstanding shares have agreed to vote their shares in favor of the merger. The members of the Board of Hafslund Nycomed, holding an aggregate of 10% of Hafslund Nycomed's outstanding shares, have also agreed to vote their shares in favor of the merger. Merrill Lynch, financial advisor to Hafslund Nycomed, assisted in all aspects of the negotiations, and rendered a fairness


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opinion to the Board of Directors of Hafslund Nycomed. The Board of Directors of
IVAX received an opinion from Dillon Read as to the fairness of the merger.

The merger is contingent upon approval by both companies' shareholders and various regulatory and governmental agencies in the U.S. and Norway. Closing is expected to take place during the first half of 1996.

COMBINED LEADERSHIP

Consistent with the merger of equals transaction structure, the IVAX NYCOMED Board of Directors will be comprised of an equal number of directors designated by each company. Senior management of IVAX and Hafslund Nycomed will be combined to form the global management team. Phillip Frost, M.D., IVAX' founder, Chairman, Chief Executive Officer and largest individual shareholder, will serve as Chairman of the Board of IVAX NYCOMED. Svein Aaser, presently Hafslund Nycomed's President and Chief Executive Officer, will serve as IVAX NYCOMED's President and Chief Executive Officer. Both Dr. Frost and Mr. Aaser will be active in the management and affairs of IVAX NYCOMED. Terje Mikalsen, Hafslund Nycomed's Chairman, will be Vice Chairman of IVAX NYCOMED and Chairman of the Executive Committee. Isaac Kaye, Deputy Chief Executive Officer of IVAX and head of IVAX' United Kingdom operations, will be Deputy Chairman of IVAX NYCOMED. It is expected that Dr. Frost will be the largest individual shareholder of the new company.

Reflecting the multi-national scope of its business, IVAX NYCOMED will maintain its coordinating international headquarters in London and its United States headquarters in Miami, with a main office in Oslo. The combined company will have over 13,000 employees worldwide and have operations in more than 40 countries including the U.S., the Nordic Region, Benelux, UK and Ireland, Germany, France, Russia, Eastern Europe and China.

The transaction places a value on IVAX NYCOMED in excess of $6.5 billion based on the closing price of IVAX shares on October 15, 1995. Subject to final board approval, dividends are expected to be paid on an annual basis, and are expected to be $.16 per IVAX NYCOMED common share during 1996. The shareholders of IVAX NYCOMED B shares will receive their dividends in Norwegian Kroners.

SYNERGIES AND OTHER BENEFITS OF THE MERGER

COMPLEMENTARY WORLDWIDE DISTRIBUTION OPERATIONS. The combined company is expected to significantly benefit from operating synergies by coordinating global marketing and distribution networks. The combination will afford IVAX the opportunity to maximize sales of existing and new products in the markets where Hafslund Nycomed is strong. Similarly, Hafslund Nycomed can maximize sales of its products in markets where IVAX has a leading presence, particularly the U.S. and the U.K., where IVAX is, in terms of units sold, the largest pharmaceutical company.


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BROAD PRODUCT PORTFOLIO. IVAX NYCOMED will offer a broad generic drug portfolio featuring several hundred manufactured products in a broad range of therapeutic categories, in addition to a range of branded drugs. Management expects that the wider portfolio of products offered by the combined company will permit IVAX NYCOMED to better meet the needs of the increasing number of institutions and other large volume purchasers which prefer buying from fewer sources, permitting them to "one stop shop."

COMPLEMENTARY HOSPITAL PRODUCTS BUSINESSES. The combination will result in a larger, stronger hospital products business with global distribution channels. Hafslund Nycomed's imaging and IVAX' McGaw subsidiary principally market their hospital products to institutions which tend to be very sophisticated and cost-conscious. The combined company will benefit from the strong and, in some cases, exclusive hospital relationships enjoyed by Hafslund Nycomed and McGaw, particularly Hafslund Nycomed's hospital ties resulting from its world leadership position in the medical imaging business. In addition, Hafslund Nycomed's existing marketing infrastructure in Europe should enable McGaw to more effectively expand the geographic scope of its business and launch its new Duplex-based products internationally.

MANUFACTURING EFFICIENCIES. International expansion of markets will require increased production, which will permit IVAX NYCOMED to benefit from manufacturing efficiencies, including greater utilization of existing facilities, cost savings derived from coordinated sourcing of raw materials and packaging components, and the elimination of redundancies.

R&D EFFICIENCIES. IVAX NYCOMED's R&D program will be coordinated globally and consolidated where appropriate to take advantage of complementary R&D skills and projects. The integration and scale of the combined R&D program, and the greater resources available to it, are expected to enhance the efficiency and productivity of the company's new drug development program. The greater financial resources of the combined companies will provide sufficient funds for Hafslund Nycomed to maintain and advance its leadership position in the contrast media industry, will enable IVAX NYCOMED to pursue a broader generic drug development program, and will permit it to more effectively pursue targeted development programs for innovative drugs.

SOUND FINANCIAL POSITION. IVAX NYCOMED will begin operations with a sound balance sheet. Because the merger will be accounted for as a pooling of interests, there will be no costs associated with the amortization of goodwill. IVAX NYCOMED's strong cash flow and relatively low debt ratio will permit it to pursue strategic acquisitions and invest in the development of existing and new businesses, technologies and research programs.

IVAX' revenues and net profits for the first nine months of 1995 are expected to be approximately $900 million and $79 million (or $.66 per share), which include estimated revenues and net profits of $310 million and $27 million (or $.23 per share) for the 1995 third quarter. IVAX' third quarter was adversely affected by a decline in the gross margin in its U.S. generic drug business resulting from delays associated with the launch of certain of its recently approved, higher margin manufactured products and competitive pressures for existing products. IVAX and Hafslund Nycomed are each expected to announce their actual financial results for the third quarter and first nine months of 1995 in early November 1995.

FAVORABLE IMPACT OF MERGER ON RESULTS AND CASH FLOW. Due to the nature of Hafslund Nycomed's business, including its leadership position in the contrast imaging products market, management expects that the combination of IVAX with Hafslund Nycomed will, in general, result in a corporation with significantly greater cash flow from operations and more predictable and more stable earnings. It will also provide revenues from two diverse sources of revenue, mitigating the impact of fluctuations in either the generic or contrast media industries.

OTHER SYNERGIES. Synergies will principally arise from additional sales due to the improved marketing and distribution channels of the combined company. The global expansion of both companies' businesses should generate higher income, and the coordination of R&D, marketing, manufacturing and administration should reduce operating expenses. Together, the synergies associated with the transaction may account for an incremental yearly pre-tax contribution of up to $100 million by the third year of operation.

ANTICIPATED REVENUE DRIVERS

Following the merger, IVAX NYCOMED is expected to experience short term revenue growth related to the introduction of each company's existing products into the markets of the other, as well as from the launch of new generic drugs as they are approved. In the intermediate-term, revenues are expected to show further improvement as IVAX NYCOMED's specialized drug delivery technologies, such as its Duplex(Registered trademark) admixture system and its conventional, breath activated and dry powder inhalers reach global markets. In the long term, revenue growth is expected to further improve as various important proprietary pharmaceuticals, such as Elmiron, Cervene and paclitaxel, and new contrast media, are approved and marketed around the world.


                              --------------------

IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the research, development, manufacturing and marketing of generic and branded pharmaceuticals, intravenous solutions and related products, IN VITRO diagnostics, personal care products and specialty chemicals.

Hafslund Nycomed Corporation, headquartered in Oslo, Norway, is a pioneer in the development of some of the safest, most effective and most broadly distributed imaging contrast agents available. It also manufactures a range of branded and generic prescription and OTC drugs and consumer health care products. It also has a division, not part of the proposed merger, engaged in the production of hydroelectric power.

                                   APPENDIX 2

                          DESCRIPTION OF IVAX' BUSINESS

IVAX Corporation (AMEX:IVX), headquartered in Miami, Florida, is a diversified, multi-national health care company with subsidiaries engaged in the research, development, manufacture and sale of branded and generic pharmaceuticals, intravenous solutions and related products, IN VITRO diagnostics, personal care products and specialty chemicals. Founded in 1987, IVAX has grown to become the largest generic pharmaceutical company in the world with one of the most extensive generic drug development programs in the industry. IVAX had 1994 revenues of $1.13 billion and has over 8,000 employees working in facilities around the world.

IVAX' goal is to develop, manufacture and market high-quality health care products to patients, providers and payors of health care around the world. To that end, IVAX has built a generic drug development program focusing on those products which are either difficult to replicate or which are used to treat large patient populations. Thus far in 1995, IVAX' generic drug program has been as prolific as any in the industry. In addition to generics, IVAX is dedicated to the development of proprietary drugs, and at present has a variety of promising projects in important therapeutic categories, including cancer, interstitial cystitis, and central nervous system damage caused by stroke. IVAX also has expertise with a variety of specialized drug delivery systems, including extended release drug formulations, soft gelatin capsules, blow-fill-seal packaged products, and conventional, breath-activated, and multi-dose dry powder inhalers. IVAX' Norton Healthcare subsidiary is the largest pharmaceutical company in the U.K. in terms of units sold. IVAX' McGaw subsidiary is a United States leader in intravenous solutions and related products, and has promising new products in development, including the innovative Duplex(Trademark) admixture system. International expansion is an important part of IVAX' overall growth strategy and, in addition to leadership positions in North America, the U.K. and Ireland, IVAX has extended its operations into the Czech and Slovak Republics, Russia, Poland, Italy, Hong Kong, Germany, China, Puerto Rico and the U.S. Virgin Islands. FORTUNE has named IVAX on its list of the 100 Fastest Growing Companies four times, most recently in 1995. FORBES, in its 1995 Annual Report on American Industry, ranked IVAX first of all companies in terms of five-year annual earnings per share growth.

                                   APPENDIX 3

                   DESCRIPTION OF HAFSLUND NYCOMED'S BUSINESS

Hafslund Nycomed (NYSE:HN) is a multi-national pharmaceutical company, specializing in diagnostic imaging contrast media and multi-source pharmaceuticals. From its headquarters in Oslo, Norway, the company employs 5,800 people at operating locations in 39 countries. In 1994, Hafslund Nycomed had revenues of $1,245 million and net income of $143 million. Six month 1995 revenues and net income were $782 million and $119 million, respectively. (These figures include the contribution of Hafslund Nycomed's energy business, which accounted for approximately ten percent of revenues and income. The energy business is not included in the intended merger). Annual R&D expenditures were approximately 13% of pharmaceutical revenues.

The subsidiary Nycomed Imaging is the global leader in the development of safe and effective contrast agents for all four major diagnostic imaging modalities:
X-ray, ultrasound, magnetic resonance imaging (MRI) and nuclear medicine. Contrast agents are an essential component of imaging diagnostics, allowing physicians to detect diseases or abnormalities in body organs and other soft tissue without invasive surgery. Nycomed Imaging pioneered in the development of NON-IONIC contrast agents, which have fewer and less serious side effects than the older, ionic agents. Its lead X-ray product, Omnipaque, has worldwide sales of over $1 billion a year and is the top-selling hospital product in the United States. Nycomed Imaging has manufacturing facilities in Norway, France, Ireland, the USA, Puerto Rico and China. The main products are Omnipaque, Imagopaque and Visipaque (X-ray); and Omniscan (MRI). The products are marketed in about 110 countries worldwide, with approximately 80 percent of all contrast agent sales being handled by the company's own marketing network. Research and development activities are carried out in Norway, the USA, Sweden and France. Products in development include an organ-specific contrast agent for X-ray CAT scans of the liver, an MRI liver agent, nano-particulate X-ray agents for the lymph and gastrointestinal systems a [third-generation] ultrasound perfusion contrast agent, and targeting peptide compounds for nuclear medicine.

Nycomed Pharma is involved in four main therapeutic areas: prescription drugs, generic drugs/consumer health, diagnostics and medical equipment. It is among the four largest pharmaceutical companies in the Nordic countries, it has a sizable presence in Belgium/Netherlands and Austria/Germany, and its marketing network covers most of Europe, including the former USSR, Eastern Europe, and China. The company also has considerable export activities, Japan being its largest market. Nycomed Pharma has manufacturing facilities in Norway, Denmark, Austria, Belgium and Estonia, and R&D activities in Norway, Austria, Denmark, Belgium and Germany.

                                   APPENDIX 4

                        FACTS ABOUT THE COMBINED COMPANY

NAME: IVAX NYCOMED CORPORATION

PRINCIPAL ADDRESSES:

         LONDON OFFICE:                            To Be Determined

         MIAMI OFFICE:                             8800 N.W. 36th Street
                                                   Miami, FL  33178

         OSLO OFFICE:                              Slemdalsveien 37
                                                   N-0301 Oslo,  Norway

STATE OF INCORPORATION:                            Florida

EXCHANGES:                                         American and London

SHARES OUTSTANDING:                                218 million

EMPLOYEES:                                         Over 13,000 in more than 40
                                                   countries

1994 PRO FORMA FINANCIAL HIGHLIGHTS:

         REVENUES:                                 $2,380 million
         NET INCOME:                               $  234 million

1994 PRO FORMA REVENUE STREAM BY PRODUCT LINE:

         PHARMACEUTICALS:                          $1,176 million
         IMAGING CONTRAST MEDIA:                   $  505 million
         INTRAVENOUS:                              $  338 million
         OTHER:                                    $  199 million

                                   APPENDIX 5

                     BIOGRAPHIES OF CHIEF EXECUTIVE OFFICERS

PHILLIP FROST, M.D.
Dr. Frost, age 58, has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He founded IVAX in 1987, and is presently its largest shareholder, holding approximately 12.2% of IVAX outstanding stock. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. He is Vice Chairman of the Board of Directors of North American Vaccine, Inc., and a director of American Exploration Company (oil and gas exploration and production), Intercontinental Bank, Napro BioTherapeutics, Inc. (biopharmaceutical research and development), and Whitman Medical Corp. (proprietary education), as well as a trustee of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

SVEIN AASER
Mr. Aaser, age 49, has served as President and Chief Executive of Hafslund Nycomed since 1987. He graduated from the Norwegian School of Economics and Business Administration. He was Managing Director of Storebrand Skade A/S before joining the Company in 1987. He is also a member of the Norwegian Export Council, the Norwegian Swedish Chamber of Commerce and Det norske Veritas, and member of the Corporate Assembly of Den norske Bank, UNI Storebrand and Norsk Hydro. He has served as Managing Director of Nora Food Products and as President of the Confederation of Norwegian Business and Industry.